EXHIBIT 10.8



                        PURCHASE AND ASSUMPTION AGREEMENT

                                   DATED AS OF

                                JANUARY 30, 2001

                                     BETWEEN

                       FIRSTAR BANK, NATIONAL ASSOCIATION

                                       AND

                        BREMER BANK, NATIONAL ASSOCIATION



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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1  CERTAIN DEFINITIONS                                                1

   1.1  Certain Definitions                                                   1
   1.2  Accounting Terms                                                      9
   1.3  Interpretation                                                        9

ARTICLE 2  THE P&A TRANSACTION                                                10

   2.1  Purchase and Sale of Assets                                           10
   2.2  Assumption of Liabilities                                             10
   2.3  Purchase Price                                                        11
   2.4  Assumption of IRA and Keogh Account Deposits                          12
   2.5  Sale and Transfer of Servicing and Escrows                            12

ARTICLE 3  CLOSING PROCEDURES; ADJUSTMENTS                                    13

   3.1  Closing                                                               13
   3.2  Payment at Closing                                                    13
   3.3  Adjustment of Purchase Price                                          14
   3.4  Proration; Other Closing Date Adjustments                             14
   3.5  Seller Deliveries                                                     15
   3.6  Purchaser Deliveries                                                  16
   3.7  Delivery of the Loan Documents                                        16
   3.8  Collateral Assignments and Filing                                     17
   3.9  Owned Real Property Filings                                           17
   3.10  Title Policies                                                       17
   3.11  Allocation of Purchase Price                                         17
   3.12  Signs                                                                18
   3.13  Further Assurances                                                   18

ARTICLE 4  TRANSITIONAL MATTERS                                               18

   4.1  Transitional Arrangements                                             18
   4.2  Customers                                                             19
   4.3  Direct Deposits                                                       20
   4.4  Direct Debits                                                         20
   4.5  Escheat Deposits                                                      21
   4.6  Access to Records                                                     21
   4.7  Interest Reporting and Withholding                                    21
   4.8  Negotiable Instruments                                                21
   4.9  ATM/Debit Cards; POS Cards                                            22
   4.10  Leasing of Personal Property                                         22
   4.11  Data Processing Conversion for the Branches and Handling of
         Certain Items                                                        22

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   4.12  Information Regarding Mortgage Loans                                 23
   4.13  Employee Training                                                    24
   4.14  Review of Title                                                      24

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF SELLER                           25

   5.1  Corporate Organization and Authority                                  25
   5.2  No Conflicts                                                          25
   5.3  Approvals and Consents                                                26
   5.4  Tenants                                                               26
   5.5  Leases                                                                26
   5.6  Litigation and Undisclosed Liabilities                                26
   5.7  Regulatory Matters                                                    26
   5.8  Compliance with Laws                                                  27
   5.9  Loans                                                                 27
   5.10  Records                                                              29
   5.11  Title to Assets                                                      29
   5.12  Deposits                                                             29
   5.13  Environmental Laws; Hazardous Substances                             29
   5.14  Titles to the Property, Liens and Permitted Encumbrances             30
   5.15  Brokers' Fees                                                        30
   5.16  Taxes                                                                30
   5.17  Financial Information                                                30
   5.18  Defects                                                              30
   5.19  Fraud                                                                31
   5.20  Limitations on Representations and Warranties                        31

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF PURCHASER                        31

   6.1  Corporate Organization and Authority                                  31
   6.2  No Conflicts                                                          31
   6.3  Approvals and Consents                                                31
   6.4  Regulatory Matters                                                    32
   6.5  Litigation and Undisclosed Liabilities                                32
   6.6  Operation of the Branches                                             33
   6.7  Financing Available                                                   33
   6.8  Brokers' Fees                                                         33
   6.9  Lending Limit                                                         33

ARTICLE 7  COVENANTS OF THE PARTIES                                           33

   7.1  Activity in the Ordinary Course                                       33
   7.2  Access and Confidentiality                                            35
   7.3  Regulatory Approvals                                                  36
   7.4  Consents                                                              36
   7.5  Efforts to Consummate; Further Assurances                             37

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   7.6  Solicitation of Accounts                                              37
   7.7  Insurance                                                             38
   7.8  Servicing Prior to Closing Date                                       38
   7.9  Maintenance of Records                                                38
   7.10  Furnitures, Fixtures and Equipment                                   38
   7.11  Advice of Changes                                                    38
   7.12  Deposit Listing                                                      39

ARTICLE 8  TAXES AND EMPLOYEE BENEFITS                                        39

   8.1  Tax Representations                                                   39
   8.2  Proration of Taxes                                                    39
   8.3  Sales and Transfer Taxes                                              39
   8.4  Information Returns                                                   39
   8.5  Like Kind Exchange                                                    39
   8.6  Assistance and Cooperation                                            40
   8.7  Transferred Employees                                                 40
   8.8  Branch Employee Representations                                       42

ARTICLE 9  CONDITIONS TO CLOSING                                              43

   9.1  Conditions to Obligations of Purchaser                                43
   9.2  Conditions to Obligations of Seller                                   44

ARTICLE 10  TERMINATION                                                       44

   10.1  Termination                                                          44
   10.2  Effect of Termination                                                45

ARTICLE 11  INDEMNIFICATION                                                   45

   11.1  Indemnification                                                      45
   11.2  Exclusivity                                                          47
   11.3  AS-IS Sale; Waiver of Warranties                                     47
   11.4  Loans                                                                48

ARTICLE 12  ENVIRONMENTAL MATTERS                                             49

   12.1  Environmental Matters                                                49

ARTICLE 13  MISCELLANEOUS                                                     51

   13.1  Survival                                                             51
   13.2  Assignment                                                           51
   13.3  Binding Effect                                                       51
   13.4  Public Notice                                                        51

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   13.5  Notices                                                              52
   13.6  Expenses                                                             53
   13.7  Governing Law                                                        53
   13.8  Entire Agreement; Amendment                                          53
   13.9  Third Party Beneficiaries                                            53
   13.10  Counterparts                                                        53
   13.11  Headings                                                            53
   13.12  Severability                                                        53

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                        PURCHASE AND ASSUMPTION AGREEMENT

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of January 30, 2001 ("Agreement"), between Firstar Bank, National Association ("Seller") and Bremer Bank, National Association ("Purchaser").

                                    RECITALS

A. Seller. Seller is a national banking association, organized under the laws of the United States, with its principal office located in Cincinnati, Ohio.

B. Purchaser. Purchaser is a national banking association, organized under the laws of the United States with its principal office located in South St. Paul, Minnesota.

C. The Merger. Firstar, a Wisconsin corporation ("Firstar"), has proposed to merge (the "Merger") with U. S. Bancorp, a Delaware corporation ("USB") pursuant to the terms of an Agreement and Plan of Merger, dated as of October 3, 2000, as amended, by and between Firstar and USB (the "Merger Agreement").

         In connection with the consummation of the Merger, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Minnesota, in accordance with and subject to the terms and conditions of this Agreement.

         Purchaser understands and acknowledges that if the P&A Transaction (as defined below) shall not be consummated on or before the one hundred eightieth
(180) calendar day following the Merger, such banking operations will be transferred to an independent trustee for disposition.

D. Continuation of Service. Purchaser and Seller each intend to continue providing retail and business banking services in the geographic regions served by the Branches (as defined below) to be acquired by Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

1.1 Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

         "Accrued Interest" means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.

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         "Accrued Liabilities" has the meaning set forth in Section 2.2(a).

         "ACH Direct Deposit Cut-Off Date" has the meaning set forth in Section 4.3.

         "Adjusted Payment Amount" has the meaning set forth in Section 3.3.

         "Adjustment Date" has the meaning set forth in Section 3.3.

         "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. As used in this definition, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual or group.

         "Agreement" means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 13.8(b).

         "Asbestos Hazard" means the presence of friable asbestos in a parcel of Real Property or the improvements thereon as of the date hereof which, under applicable Environmental Laws, must be immediately remediated in order to allow continuation of the current operation of the Branch within such Real Property using the current improvements thereon or which releases asbestos fiber above limits established under Environmental Laws.

         "Assets" has the meaning set forth in Section 2.1(a).

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 3.6(c).

         "Branch Employees" means the employees of the Seller working at the Branches at the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave or personal, short-term disability or pregnancy leave and who are eligible to return to work under Seller's policies), subject to any transfers permitted pursuant to Section
7.1 and replacement in the ordinary course of business of employees who may leave Seller's employ between the date hereof and the Closing Date. For purposes of this Agreement, Branch Employees shall also include those loan and small business banking officers disclosed to Buyer and known as the Commercial Banking Group.

         "Branch Leases" means the leases under which Seller leases land and/or buildings used as Branches, including without limitation ground leases, all of which are set forth on Schedule 1.1(b) attached hereto.

         "Branches" means each of the banking offices of Seller at the locations identified on Schedule 1.1(b) hereto.

         "Burdensome Condition" has the meaning set forth in Section 9.1(a).

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         "Business Day" means a day on which banks are generally open for business in Minnesota and which is not a Saturday or Sunday.

         "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch.

         "Closing" and "Closing Date" refer to the closing of the P&A Transaction, which is to be held at such time and date as provided in Article 3 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercial Banking Group" means the employees of the Seller, loans and deposits as identified on pages 105 through 109 of that certain Minneapolis/St. Paul Area-Branch Sales Memorandum prepared by U.S. Bancorp Piper Jaffray and provided to the Purchaser (the "Memorandum"), as updated from time to time through Closing as permitted by this Agreement.

         "Commercial Loans" means the commercial loan portfolio identified in the Memorandum associated with the Commercial Banking Group, as updated from time to time through Closing as permitted by this Agreement.

         "Commercial Deposits" means the deposits identified in the Memorandum associated with the Commercial Banking Group"), as updated from time to time through Closing as permitted by this Agreement.

         "Deposit-Related Loans" means all loans secured by a Deposit as of the close of business on the Closing Date that are linked to an open account and are not sixty (60) or more calendar days delinquent as of the Closing Date.

         "Deposit(s)" means the Commercial Deposits and deposit liabilities with respect to deposit accounts booked by Seller at the Branches, or allocated by Seller to the Branches, including, without limitation, deposits associated with the Loans, as of the close of business on the Closing Date, which constitute "deposits" for purposes of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1813, including collected and uncollected deposits and Accrued Interest, but excluding (a) deposit liabilities with respect to accounts booked by Seller at any Branch and under or pursuant to any judgment, decree or order of any court;
(b) deposit liabilities with respect to accounts registered in the name of a trust for which Seller serves as trustee (other than IRA and Keogh Account deposit liabilities); (c) deposit liabilities with respect to accounts booked by Seller at any Branch for which Seller serves as guardian or custodian (other than IRA and Keogh Account deposit liabilities); (d) Excluded IRA/Keogh Account Deposits, and (e) other deposit liabilities, if any, designated as "Excluded Deposits" on Schedule 1.1(d) as updated thirty (30) calendar days after the date hereof by mutual agreement of Seller and Purchaser.

         "Draft Closing Statement" means a draft closing statement, prepared by Seller, as of the close of business of the third (3rd) Business Day preceding the Closing Date setting forth an estimated calculation of both the Purchase Price and the Estimated Payment Amount.

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         "Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing tax and/or other payments not yet due, liens incurred in the ordinary course of business, including without limitation liens in favor of mechanics or materialmen, and such other liens, charges, security interests or encumbrances as do not materially detract from the value or materially and adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the value of or business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

         "Environmental Consultant" has the meaning specified in Section
10.1(b).

         "Environmental Hazard" means the presence of any Hazardous Substance in material violation of applicable Environmental Laws; PROVIDED, HOWEVER, that the definition of Environmental Hazard shall not include asbestos and asbestos-containing materials.

         "Environmental Law" means any Federal, state, or local law, statute, rule, regulation, code, rule of common law, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 USC ss.7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 USC ss.9601 et seq.); the Resource Conservation and Recovery Act (42 USC ss.6901 et seq.); the Federal Water Pollution Control Act (33 USC ss.1251 et seq.); and the Occupational Safety and Health Act (29 USC ss.651 et seq.).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escheat Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

         "Estimated Payment Amount" has the meaning set forth in Section 3.2(a).

         "Estimated Purchase Price" means the Purchase Price as set forth on the Draft Closing Statement.

         "Excluded IRA/Keogh Account Deposits" has the meaning set forth in
Section 2.4(c).

         "Excluded Deposits" means, if any, the deposit liabilities set forth in
Schedule 1.1(d).

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         "Excluded Loans" means (i) any loan that is on nonaccrual status on the books of the Seller as of the Closing Date, (ii) any loan (or that portion of any loan) which would cause the Purchaser to be in violation of its legal lending limit as of the Closing Date as determined under applicable law and the regulations of the Comptroller of the Currency, (iii) any loan where the borrower is as of the Closing Date or has been within the last twelve (12) months prior to the Closing Date, the subject of any bankruptcy proceeding or filing, (iv) any loan that is risk rated an 8, 9 or 10 as of the Closing Date by Seller, based upon Seller's internal loan risk rating policy and system, (v) any loan that is 60 or more days past due as of the Closing Date, and (vi) any loan to the Minnesota Economic Development Authority or Builders Development and Finance, Inc.

         "FDIA" means the Federal Deposit Insurance Act, as amended.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "FedWire Direct Deposit Cut-off Date" has the meaning set forth in
Section 4.3.

         "Final Closing Statement" means a final closing statement, prepared by Seller, on or before the thirtieth (30) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

         "Grant Deeds" has the meaning set forth in Section 3.5(a).

         "Hazardous Substance" means any substance, whether liquid, solid or gas
(a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

         "Improvements" means all parking areas and all buildings, structures, facilities and improvements located on the Owned Real Property and including, without limitation, all mechanical systems, fixtures and equipment; heating systems, fixtures and equipment; air conditioning systems, fixtures and equipment; and plumbing systems, fixtures and equipment, electrical systems, fixtures and equipment; and ventilating systems, fixtures and equipment (collectively, the "Improvements").

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         "IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

         "IRS" means the Internal Revenue Service.

         "Keogh Account" means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

         "Landlord Consents" has the meaning set forth in Section 3.5(e).

         "Lease Agreement" means a lease entered into pursuant to Section 10.1(c) upon such specific terms and conditions as contemplated by such Section and such other commercially reasonable terms and conditions as are customary in a "triple net" lease of a bank branch facility.

         "Lease Assignment" has the meaning set forth in Section 3.5(d).

         "Liabilities" has the meaning set forth in Section 2.2.

         "Loans" means, collectively, the Commercial Loans, Deposit-Related Loans, Mortgage Loans, Overdraft Loans and Other Loans, all as further described as set forth in Schedule 1.1(e), as updated as of the Closing Date; PROVIDED, HOWEVER, that "Loans" do not include the interest of any participants in such Loans or Loans that have been the subject of securitizations and do not include any Excluded Loans.

         "Loan Documents" means all documents included in Seller's file or imaging system with respect to a Loan including, without limitation, notes, security agreements, financing statements, deeds of trust, mortgages, loan agreements, including building and loan agreements, guarantees, sureties , any other collateral documentation and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

         "Loan Value" means, with respect to a Loan and as of a date, the unpaid principal balance of any such loan plus Accrued Interest thereon, net of the interest in such loan of any participant, as of such date.

         "Loss" means the amount of losses, liabilities, damages (including forgiveness or cancellation of obligations) and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in
Section 12.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

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         "Material Adverse Effect" means (a) with respect to Seller, a material adverse effect on the business or direct economic results of operations of the Branches, taken as a whole, or on the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement. In determining whether a Material Adverse Effect has occurred, the effect of any change in Federal or state banking laws or regulations, any change in GAAP or regulatory accounting principles, any adverse change in general economic conditions, including, without limitation, the interest rate environment, or in the depository institution industry generally shall be excluded.

         "Merger Approvals" means, collectively, all regulatory and stockholder approvals, authorizations, consents and waivers required to permit consummation of the Merger.

         "Mortgage" means a mortgage securing a Mortgage Loan.

         "Mortgagor" means a borrower under a Mortgage Loan.

         "Mortgage Loan" means a loan that is 100% owned by Seller and secured by a first mortgage on 1-4 family residential real property that is included in the P&A Transaction.

         "Mortgage Note" means the note evidencing the Mortgage Loan.

         "OCC" means the Office of the Comptroller of the Currency.

         "Order" has the meaning set forth in Section 9.1(b).

         "Other Assets" has the meaning set forth in Section 2.1(a).

         "Other Loans" means the loans to the borrowers described on Schedule 1.1(e) to be attached hereto (including loan commitments referred to thereon), including, without limitation, the middle market commercial loans to be divested hereunder.

         "Overdraft Loans" means unsecured overdraft loans, including negotiable order of withdrawal line of credit accounts, relating to the Deposits, as of the close of business on the Closing Date, plus accrued interest, which do not exceed the applicable credit limit and are linked to any open account.

         "Owned Real Property" means Real Property where Seller owns both the real property and Improvements thereon that are used for Branches, all of which are set forth and identified on the attached Schedule 1.1(b).

         "P&A Transaction" means the purchase and sale of Assets and the assumption of Liabilities described in Sections 2.1 and 2.2.

         "Permitted Encumbrances" shall mean all exceptions to title shown in the Title Commitments or matters shown on the Surveys for the Owned Real Property that Purchaser has approved or is deemed approved pursuant to Section 4.14(f).

         "Personal Property" means all of the personal property of Seller located in the Branches consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment (other than automated teller and platform equipment), security systems, safe deposit boxes (exclusive of contents), vaults, sign structures (exclusive of signage containing any trade name, trademark or service mark, if any, of Seller, Firstar, USB, or any of their respective Affiliates) and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the Branches through the Closing Date. If, on or prior to the Closing Date, an item of Personal Property is stolen, destroyed or otherwise lost, such item shall be excluded from the P&A Transaction, and the term "Personal Property" as used herein shall exclude such item. If, on or prior to the Closing Date, an item of Personal Property is damaged by fire or other casualty, such item, if reasonably repairable, shall be sold to Purchaser (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Purchaser, it being understood that if such item is not reasonably repairable or is underinsured or uninsured, it shall be excluded from the P&A Transaction. Personal Property does not include any personal property or equipment subject to a Personal Property Lease.

         "Personal Property Leases" means the leases under which Seller leases certain Personal Property in the Branches.

         "Purchase Price" has the meaning set forth in Section 2.3.

         "Real Property" means the parcels of real property on which the Branches listed on Schedule 1.1(b) are located, including any Improvements thereon, which Schedule indicates whether or not such real property is Owned Real Property.

         "Records" means all records and original documents, or where reasonable and appropriate copies thereof, in Seller's possession that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Deposits, including all such records maintained on electronic or magnetic media in the electronic database system of Seller reasonably accessible by Branch, or to comply with the applicable laws and governmental regulations to which the Deposits are subject, including but not limited to applicable unclaimed property and escheat laws.

         "Regulatory Approvals" means all approvals, authorizations, waivers or consents of, or notices to, any governmental agencies or authorities required for or in connection with consummation of the P&A Transaction, including, without limitation, the following: (i) approvals under Section 18(c) and 18(d) of the FDIA and, if applicable, under Section 10(e) of the Home Owners' Loan Act; (ii) any required State approvals and/or notices; (iii) expiration of the waiting period provided for in Section 18(c) of the FDIA; and (iv) approval of the United States Department of Justice, and any other federal, state or local bank regulatory agency with an interest in, or supervisory control over, the P&A transaction.

         "Safe Deposit Agreements" means the agreements relating to safe deposit boxes located in the Branches.

         "Seller's knowledge" or other similar phrases means information that is
(a) actually known to any officer of Seller who holds the title of Senior Vice President or above and has responsibility with respect to management of operations conducted at the Branches, (b) as to a particular Branch, actually known to the on-site manager of the Branch in question or (c) the loan officer responsible for the monitoring of the Loan assumed or purchased.

         "Tax Returns" means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

         "Taxes" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, capital stock, employee's withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

         "Tenant Leases" means leases or subleases between Seller and tenants with respect to Real Property, if any.

         "Transaction Account" means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

         "Transferred Employees" means Employees who accept offers of employment from Purchaser or an Affiliate of Purchaser as contemplated in Section 8.7.

1.2 Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America ("GAAP" ).

1.3 Interpretation. All references in this Agreement to Articles or Sections are references to Articles or Sections of this Agreement, unless some other reference is clearly indicated. The rule of construction against the draftsman shall not be applied in interpreting and construing this Agreement.

                                    ARTICLE 2

                               THE P&A TRANSACTION

2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following (collectively, the "Assets"):

         (i)      Cash on Hand;

         (ii)     the Owned Real Property;

         (iii)    the Personal Property;

         (iv)     the Loans, and servicing rights related thereto pursuant to
                  Section 2.5;

         (v)      the Branch Leases and Tenant Leases;

         (vi)     the Safe Deposit Agreements;

         (vii)    Other Assets as described in Schedule 2.1(a)(vii), if any;

         (viii) benefits under all confidentiality agreements executed in favor of Seller or its Affiliates by entities invited to bid on the Branches; and

         (ix)     the Records.

(b) Purchaser understands and agrees that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as expressly provided in this Agreement, Purchaser has no interest in or right to any other business relationship which Seller may have with any customer of the Branches or the Commercial Banking Group. No credit card relationships are being sold. No right to the use of any sign, trade name, trademark, or service mark, if any, of Seller, Firstar, U.S. Bancorp or any of their respective Affiliates is being sold. Notwithstanding the foregoing or anything in this Agreement to the contrary, but subject to Section 7.3 of this Agreement, with respect to the Commercial Deposits and the deposit accounts of business customers in the Branches, the Purchaser is acquiring an interest in the cash management services and merchant card relationships that are related to the foregoing deposit accounts and included in the monthly analysis of those accounts. Seller shall work with and assist Purchaser in transitioning and transferring said cash management services and merchant card relationships to Purchaser.

2.2 Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller (whether accrued, contingent or otherwise) to be discharged, performed, satisfied or paid on or after the Closing Date, with respect to the following (collectively, the "Liabilities"):

         (i) the Deposits, including IRA and Keogh Accounts to the extent contemplated by Section 2.4;

         (ii) the Real Property, to the extent arising out of Purchaser's use after the Closing Date, the Branch Leases and Tenant Leases and the Other Assets;

         (iii) the Personal Property, to the extent arising out of Purchaser's use after the Closing Date, and the Safe Deposit Agreements;

         (iv) the contractual obligations of the Seller under the Loan Documents, and the servicing of the Loans pursuant to Section 2.5; and

         (v)      the Accrued Liabilities, if any, described in Section 2.2
                  (a)(v).

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities of Seller, or of any of Seller's Affiliates, of any kind or nature, known, unknown, contingent or otherwise, other than the Liabilities or as otherwise expressly set forth herein. Seller shall continue to be responsible for all its known and unknown liabilities and obligations, whether arising before, on or after the Closing Date, not expressly assumed by Purchaser pursuant to this agreement, including and without limitation, liabilities relating to Seller's employment of its employees or former employees and their beneficiaries, including and without limitation, liabilities and obligations relating to Seller's benefit plans, vacation benefits to employees or their beneficiaries earned through the Closing Date, medical and other benefit obligations to retirees and their beneficiaries, medical and other benefit obligations to employees and their beneficiaries that relate to events or activities occurring or conditions or states of fact at or before the Closing Date.

2.3 Purchase Price. The purchase price ("Purchase Price") for the Assets shall be the sum of:

(a) An amount equal to the specified percentage of the average daily balance (including Accrued Interest) of the Deposits for the period commencing thirty
(30) calendar days prior to and inclusive of the day prior to the Closing Date and ending on the day prior to the Closing Date, which percentage is set forth on Confidential Exhibit 2.3(a);

(b) The aggregate amount of Cash on Hand as of the Closing Date;

(c) The aggregate net book value of all the Assets, other than Cash on Hand, Owned Real Property and the Loans, as reflected on the books of Seller as of the close of business of the month-end day most recently preceding the Closing Date, excluding the net book value of any Owned Real Property leased by Purchaser pursuant to Section 10.1(c);

(d) The net book value of the Owned Real Property;

(e) The aggregate Loan Value of the Loans as of the close of business on the Closing Date; and

(f) In the event that Seller is prevented from assigning a Branch Lease to Purchaser due to the refusal of a landlord under such Branch Lease to execute any required Landlord Consent, and if Seller is otherwise unable to sublease the related Branch to Purchaser on the terms identified in Section 12.1 (c) (i) and
(iv) the Purchase Price shall be appropriately and proportionately adjusted. Such adjustment shall be in an amount not to exceed 50% of that portion of the deposit premium calculated pursuant to Section 2.3(a) above which is attributable to the Deposits at the Branch to which the Branch Lease relates.

2.4 Assumption of IRA and Keogh Account Deposits. (a) With respect to Deposits in IRAs, Seller will use reasonable efforts to cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller's authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.

(b) With respect to Deposits in Keogh Accounts, Seller shall use reasonable efforts to cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee thereof, and to adopt Purchaser's (or such Affiliate's) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received to Purchaser's reasonable satisfaction the documents necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser's (or such Affiliate's) form of Keogh Master Plan, Seller will use reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

(c) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall be set forth on Schedule 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute "Excluded IRA/Keogh Account Deposits."

2.5 Sale and Transfer of Servicing and Escrows. (a) The Loans shall be sold on a servicing-released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date shall be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.

(b) As of the Closing Date, Purchaser shall assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of Mortgage Loans as such obligations relate to periods after the Closing Date and as they may relate to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of the applicable Mortgagor. On or before the fifth (5") Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Purchaser all funds held in escrow that were collected and received pursuant to a Mortgage Loan for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Date, plus any Accrued Interest. Seller makes no warranties or representations of any kind or nature as to the sufficiency of such sum to discharge any obligations with respect to Mortgage Loans.

                                    ARTICLE 3

                         CLOSING PROCEDURES; ADJUSTMENTS

3.1 Closing. (a) The Closing will be held at the offices of Seller in Minneapolis, Minnesota or such other place as may be mutually agreed to by the parties.

(b) The Closing Date shall be May 11, 2001, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of all Regulatory Approvals and the expiration of any applicable waiting periods. Unless the parties agree pursuant to Section 4.11(a) that the conversion of the data processing with respect to the Branches and the Assets and Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday.

3.2 Payment at Closing. (a) At Closing, Seller shall pay to Purchaser the amount by which the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities exceeds the Estimated Purchase Price (the "Estimated Payment Amount"), or Purchaser shall pay to Seller the amount by which the Estimated Purchase Price exceeds the aggregate balance (including Accrued Interest) of the Deposits and Accrued Liabilities, each as set forth on the Draft Closing Statement as agreed upon between Seller and Purchaser. In addition, Purchaser shall pay to Seller any sales tax due.

(b) All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon Minneapolis, Minnesota time on the date of payment. If any payment to be made hereunder on the Closing Date (or any other date) shall not be made on or before 12:00 noon Minneapolis, Minnesota time on such date, and the amount thereof shall have been agreed to in writing by the parties at the Closing Date (or such other payment date), the party responsible therefor may make such payment on or before 12:00 noon Minneapolis, Minnesota time on the next Business Day together with interest thereon at the Federal Funds Rate applicable from the Closing Date (or such other payment date) to the date such payment is actually made, which in no event shall be later than the third (3rd) Business Day after such payment was due.

(c) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3 Adjustment of Purchase Price. (a) On or before 12:00 noon Minneapolis, Minnesota time on the thirtieth (30th) calendar day following the Closing Date (the "Adjustment Date"), Seller shall deliver to the Purchaser the Final Closing Statement and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify the amounts set forth in the Final Closing Statement. The Final Closing Statement shall also set forth the amount (the "Adjusted Payment Amount") by which the aggregate amount of Deposits (including Accrued Interest) and Accrued Liabilities shown on the Final Closing Statement differs from the Estimated Purchase Price.

(b) The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify the Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; PROVIDED, HOWEVER, that in the event the fees of such firm, as estimated by such firm, would exceed fifty percent (50 %) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c) On or before 12:00 noon Minneapolis, Minnesota time on the tenth (10th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to subsection 3.3(b) above, Seller shall pay to Purchaser an amount equal to the amount by which the Adjusted Payment Amount exceeds the Estimated Payment Amount, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount equal to such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4 Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account consistent with historical practices until 11:59 p.m., Minneapolis, Minnesota time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of 11:59 p.m., Minneapolis, Minnesota time, on the Closing Date, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments and security deposits under the Branch Leases and the Tenant Leases; (ii) personal and real property taxes and assessments; (iii) FDIC deposit insurance assessments; (iv) wages, salaries and employee benefits and expenses; (v) trustee or custodian fees on IRA and Keogh Accounts; (vi) adjustments reflecting exclusions from the Personal Property as provided for in the definition thereof; (vii) other prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (viii) safe deposit rental payments previously received by Seller.

3.5 Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) Deeds in substantially the form of Schedule 3.5(a), (the "Grant Deeds") covering the Owned Real Property and conveying good and indefeasible fee title to the Owned Real Property and the Improvements thereon to Purchaser, subject only to Permitted Encumbrances;

(b) A bill of sale in substantially the form of Schedule 3.5(b) (except as otherwise required by local state law), pursuant to which the Personal Property shall be transferred to Purchaser;

(c) An assignment and assumption agreement in substantially the form of Schedule 3.5(c), with respect to the Liabilities (the "Assignment and Assumption Agreement");

(d) Lease assignment and assumption agreements in substantially the form of
Schedule 3.5(d), with respect to each of the Branch Leases (the "Lease Assignments");

(e) Subject to the provisions of Section 7.4, such consents of landlords as shall be required pursuant to the terms of such Branch Leases or, to the assignment of the Branch Leases to Purchaser in substantially the form of
Schedule 3.5(e) or to a sublease with substantially the same effect (the "Landlord Consents");

(f) Subject to the provisions of Section 7.4, such consents as shall be required pursuant to the terms of such Tenant Leases in connection with the assignment thereof to Purchaser;

(g) Tenant Estoppels from Tenants, in the form substantially set forth in
Schedule 3.5(g);

(h) An Officer's Certificate in substantially the form of Schedule 3.5(g);

(i) The Draft Closing Statement;

(j) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by
Section 2.4;

(k) All documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, consisting of an affidavit from Seller to Purchaser upon penalty of perjury that Seller is not a foreign person and providing Seller's U.S. taxpayer identification number;

(l) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby;

(m) Abstracts to the Owned Real Property, if any; and

(n) The Records.

3.6 Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a) The Assignment and Assumption Agreement;

(b) Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c) The Lease Assignments and, as contemplated by Section 7.4, such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d) An Officer's Certificate in substantially the form of Schedule 3.6(d);

(e) Such other documents as the parties determine are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.7 Delivery of the Loan Documents. (a) As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents actually in the possession of Seller, in whatever form or medium (including imaged documents) then maintained by Seller. Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller's interest in any collateral securing any Loan, except as specifically set forth herein. Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be the sole responsibility of Purchaser.

(b) Promptly upon execution of this Agreement, Purchaser shall provide Seller with the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank. Seller will use its best efforts to complete such endorsements and deliver the Loan Documents, along with appropriate assignments of real property security instruments in recordable form and assignments of financing statements, at the Closing in the case of commercial Loans and within thirty (30) calendar days after Closing in the case of all other Loans; PROVIDED, HOWEVER, with respect to specific Loan Documents, Seller may require additional time to effectively transfer title thereto and Purchaser shall not hold Seller liable for any reasonable delays in the delivery of such Loan Documents. Purchaser further acknowledges and agrees that Seller may execute or endorse any Loan Document by way of facsimile signature.

3.8 Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party. Any such action shall be at the sole expense of Purchaser, and Purchaser shall reimburse Seller for all reasonable third party costs incurred in connection therewith.

3.9 Owned Real Property Filings. On or prior to the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property shall be duly vested in Purchaser. Any expenses or documentary transfer taxes with respect to such filings and all escrow closing costs shall be borne by Seller.

3.10 Title Policies. (a) Pursuant to Section 4.14, Seller, at Seller's expense, shall provide Purchaser a preliminary title commitment (the "Title Commitment") for all the Owned Real Property issued by a Title Company mutually acceptable to Purchaser and Seller (the "Title Company"). Purchaser may, at its own expense, obtain as of the Closing Date an ALTA (standard coverage) title insurance policy from the Title Company (a "Title Policy") with respect to all the Owned Real Property. Seller will reasonably cooperate with Purchaser in assisting Purchaser to obtain (at Purchaser's expense) such Title Policies, including without limitation, such endorsements as may be reasonably necessary to insure that such Owned Real Property is free and clear of all liens and encumbrances relating to the Owned Real Property except the Permitted Encumbrances.

3.11 Allocation of Purchase Price. (a) On the Adjustment Date, Purchaser shall deliver to Seller a draft of a statement (the "Allocation Statement") setting forth the allocation of the consideration paid for the Assets. If, within 30 days of the receipt of the draft Allocation Statement, Seller shall not have objected in writing to such draft, the draft Allocation Statement shall become final and binding upon Purchaser and Seller. If Seller objects to such draft in writing within such 30-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items and to finalize the Allocation Statement. If, within 90 days after the Adjustment Date, Purchaser and Seller have not adopted or revised the draft Allocation Statement as described above, any disputed aspects of the Allocation Statement or such revision shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller, whose determination shall be binding upon Purchaser and Seller. The costs, expenses and fees of such accounting firm relating to the Allocation Statement shall be borne one-half by Purchaser and one-half by Seller.

(b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.

(c) If any Tax Return filed by Purchaser or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such Tax Return was filed on the basis of the allocation set forth in the Allocation Statement, as finally adjusted, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter," or a determination of liability equivalent thereto, to such party; PROVIDED, HOWEVER, that at any time such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a Tax Return is challenged as herein described, the party filing such Tax Return shall keep the other party hereto apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party.

3.12 Signs. Seller shall, at its own expense, remove exterior signage (but not the sign structure) and the letter and/or fascia, of all the interior signs from the Branch Office depicting or relating to the name "Firstar Corporation" or "Firstar Bank" on or before the Closing Date or such other date as the parties may mutually agree. Seller shall be responsible for all expenses incurred in patching or repairing the surfaces surrounding the sign. Seller shall not be responsible for expenses incurred in connection with the construction or placement of any signs by Purchaser at the Branches.

3.13 Further Assurances. On and after the Closing Date, Seller and Purchaser shall give such further assurance to the other party and upon reasonable request shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Assets and the Liabilities to Purchaser.

                                    ARTICLE 4

                              TRANSITIONAL MATTERS

4.1 Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches and the Commercial Banking Group:

(a) Not later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; PROVIDED, HOWEVER, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller's relationship with the customers outside of the relevant Branch (e.g., other customer products, and householding information).

(b) Not later than thirty (30) calendar days after the date of this Agreement, Seller shall deliver to Purchaser specifications and conversion sample files.

(c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including, without limitation, complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Other Loans.

4.2 Customers. (a) Not later than thirty (30) calendar days prior to the Closing Date (unless earlier required by applicable law):

         (i) Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits;

         (ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and the Commercial Banking Group and other persons that Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; and

         (iii) following or concurrently with the notice referred to in clause (i) above, Purchaser may communicate with and deliver information to depositors and other customers of the Branches and the Commercial Banking Group concerning the P&A Transaction and the business of Purchaser.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) calendar days in advance of the date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within forty-five (45) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials.

(b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser's pending assumption of liability for the Deposits and to comply with applicable law. As soon as reasonably practicable after the date of this Agreement, but in no event later than 30 days after the date of this Agreement, Seller will provide Purchaser with account information, including complete mailing addresses for each of the depositors of the Deposits, as of a recent date, and upon reasonable request shall provide an updated version of such records; PROVIDED, HOWEVER, that Seller shall not be obligated to provide such updated records more than twice.

(c) Notwithstanding the provisions of Section 7.6, neither Purchaser nor Seller shall object to the use by depositors of the Deposits of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or proprietary mark, of Seller, Firstar, USB or any of their respective Affiliates.

4.3 Direct Deposits. Seller will use all reasonable efforts to transfer to Purchaser on the Closing Date all of those automated clearing house ("ACH") and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to the Deposits. For a period of three (3) months following the Closing Date, in the case of ACH direct deposits to accounts containing Deposits (the final Business Day of such period being the "ACH Direct Deposit Cut-Off Date"), Seller shall transfer to Purchaser all received ACH Direct Deposits at 10:30 a.m. Central Standard Time each Business Day. Such transfers shall contain Direct Deposits effective for that Business Day only unless otherwise agreed by Seller and Buyer. On each Business Day, for a period of thirty (30) calendar days following the Closing Date (the final Business Day of such period being the "FedWire Direct Deposit Cut-Off Date"), FedWires received by Seller shall be returned (as soon as is possible after receipt) to the originator with an indication of Purchaser's correct Wire Room contact information and an instruction that such wire should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked "Account Closed." Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

4.4 Direct Debits. As soon as practicable after execution of this Agreement and after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits, the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties hereto. For a period of three (3) months following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits at 9:00 a.m. Central Standard Time each Business Day. Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Closed." Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. On the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Deposits.

4.5 Escheat Deposits. No currently escheated deposits are being sold. After Closing, Purchaser shall be solely responsible for the proper reporting and transmission to the appropriate governmental entity of Escheat Deposits.

4.6 Access to Records. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period.

4.7 Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.8 Negotiable Instruments. Seller will remove any supply of Seller's money orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.9 ATM/Debit Cards; POS Cards. Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale ("POS") cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, as soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller shall not be required to disclose to Purchaser customers' PINS or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access/debit cards to depositors of any Deposits prior to the Closing Date, which cards shall be effective as of the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable following the processing thereof. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

4.10 Leasing of Personal Property. Seller shall cancel or terminate any Personal Property Lease as of the Closing Date, if any, subject to the Seller providing prior notice to Purchaser in order to allow Purchaser in its discretion a reasonable opportunity to assume said lease, subject to lessor consent, if neccessary.

4.11 Data Processing Conversion for the Branches and Handling of Certain Items.
(a) The conversion of the data processing with respect to the Branches and the Assets and Liabilities will be completed on the Closing Date. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) calendar days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of section 7.2(a)) to review each Branch for the purpose of installing automated equipment for use by Branch personnel. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b) As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account, at no expense to Seller (i) a letter approved by the Seller requesting that such depositor promptly cease writing Seller's drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller's drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser's then-current clearing procedures. During the forty-five (45) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser's then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such forty-five
(45) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the forty-five (45) calendar-day period following the Closing Date in accordance with Schedule 4.11.

(c) Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within forty-five (45) calendar days after the Closing Date ("Returned Items") will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor's bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser's failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than forty-five (45) calendar days after the Closing will be the responsibility of Seller.

(d) During the forty-five (45) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. Payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two
(2) Business Days of receipt by Seller.

(e) Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with the Seller, one for deposits and one for loans/lines, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for these accounts. Purchaser will be responsible for initiating all funding and draw-down activity against these accounts. The Purchaser will ensure that all debit (negative) balances are funded no later then one day following the day the account went into a negative status. Activity that will be settled through these accounts will include but not be limited to: items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to the Seller for Loans.

4.12 Information Regarding Mortgage Loans. Not later than fifteen (15) calendar days prior to the Closing Date, Seller will provide to Purchaser information regarding the Mortgage Loans on a magnetic disk or other media acceptable to the parties, which shall contain the following fields of information:

Current Principal Balance;
Delinquency Status as of the Run Date;
Paid to Date; Current Interest Rate;
Total Monthly Payment;
Next Interest Rate Change Date; and
Next Payment Change Date.

4.13 Employee Training. Seller and Purchaser shall cooperate in order to permit Purchaser to train Seller's employees at the Branches who choose to accept employment with Purchaser, and Seller shall, as mutually scheduled by Seller and Purchaser for reasonably limited periods of time such that Seller's ongoing operations at the Branches shall not be disrupted, use its reasonable best efforts to excuse such employees from their duties at the Branches for the purpose of training and orientation by Purchaser. Purchaser shall pay the full salary or wages of replacements for employees so excused for the periods during which such employees are so excused, where such replacements are reasonably determined by Seller to be needed to maintain ongoing operations at the branches without material disruption.

4.14 Review of Title.

(a) Title Commitment. Within twenty (20) days from the date hereof, Purchaser shall, at Seller's sole cost, order and obtain from a mutually acceptable title insurance company (the "Title Company") a Commitment for Owners Policy of Title Insurance (the "Title Commitment") in the amount of Purchase Price allocated to the Owned Real Property covering the Owned Real Property, issued by the local agent of the Title Company, which Title Commitment shall include copies of all instruments shown as exceptions thereto. The Title Commitment shall set forth the status of title to the Owned Real Property and shall show all liens, encumbrances, reservations, and restrictions, if any, relating to the Owned Real Property.

(b) Survey. Promptly after the date hereof, Seller shall deliver to Purchaser all existing surveys for the Owned Real Property in the possession of Seller, if any. Purchaser may, at its sole cost and expense, cause to be prepared an update of such survey, or obtain its own surveys (herein called the "Survey") and field notes describing the Owned Real Property, prepared and certified by a surveyor satisfactory to Purchaser.

(c) Review of Commitment and Survey. Purchaser shall have the right to review the Title Commitment and Survey for a period (the "Title Review Period") of twenty (20) days from the later of (i) receipt of the Title Commitment and copies of all documents referred to therein, or (ii) the receipt of the Survey. If the Title Commitment fails to show good and indefeasible title to the Owned Real Property to be in Seller free and clear of all liens, encumbrances, assessments, reservations and restrictions other than customary exceptions to title reflected on an ALTA standard form for commitments to issue owner's policies of title insurance, then Purchaser may give Seller written notice of its objections to any such non-conforming title exceptions or its objections to the Survey, provided that such exceptions could reasonably be expected to interfere with Purchaser's contemplated use or ownership of the Owned Real Property, or the value thereof (the "Objections") on or before the expiration of the Title Review Period. Any title encumbrances set forth in the Title Commitment or the Survey to which Purchaser does not object within the Title Review Period shall be deemed to be a Permitted Encumbrance (hereinafter defined).

(e) Cure Period. Seller shall have twenty (20) days ("Cure Period") from Seller's receipt of written notice of any such Objections within which to make such arrangements and to take such steps reasonably acceptable to Purchaser to satisfy Purchaser's Objections. If Seller fails to cure any such Objections to the reasonable satisfaction of Purchaser within the time provided above and give Purchaser written notice thereof (or evidence that same will be so cured at the Closing with an adjustment to the Purchase Price), Purchaser shall have the right to, by written notice to Seller within five (5) days following the expiration of the Cure Period, elect to consummate the purchase of the Owned Real Property subject to the uncured Objections with a reduction or adjustment of the Purchase Price on account of such Objections in an amount necessary to enable Purchaser to cure such objections post-closing as mutually determined by both Seller and Purchaser with assistance of the Title Company, if necessary. If Purchaser instead elects not to proceed, Purchaser shall instead lease the Owned Real Property as provided in Section 12 c (i) and
(iv) of this Agreement.

(f) Permitted Encumbrances. Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to all exceptions to title shown in the Title Commitment or matters shown on the Survey that Purchaser has approved or is deemed to have approved pursuant to this Section 4.14 (the "Permitted Encumbrances").

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in a disclosure schedule of Seller delivered to Purchaser in connection with this execution and delivery of this Agreement as of the date hereof (and as of the Closing Date):

5.1 Corporate Organization and Authority. Seller is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.2 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or (ii) violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental agency to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause
(ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required consents of lessors under the Branch Leases in respect of the transactions herein contemplated). Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted and, except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

5.3 Approvals and Consents. Other than Regulatory Approvals or as otherwise disclosed in writing to Purchaser by Seller prior to the date hereof, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.4 Tenants. There are no tenants of the Real Property except as disclosed to Purchaser.

5.5 Leases. Each Branch Lease and each Personal Property Lease is the valid and binding obligation of Seller, and to Seller's knowledge, of each other party thereto; and, except as would not reasonably be expected to have a Material Adverse Effect, there does not exist with respect to Seller's obligations thereunder, or, to Seller's knowledge, with respect to the obligations of the lessor thereof, any default, or event or condition which constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor under any such Branch Lease or Material Personal Property Lease. As used in this Section, the term "lessor" includes any sub-lessor of the property to Seller. The Branch Leases give Seller the right to occupy the building and land comprising the related Branch. Except as described on Schedule 5.5, there are no subleases relating to any Branch created or suffered to exist by Seller, or to Seller's knowledge, created or suffered to exist by any other person. Each Branch Lease and each material Personal Property Lease is current and all rents, expenses and charges payable by Seller thereunder have been paid or accrued pursuant to the terms thereof (except for any payments not yet delinquent or as to which the obligation to make such payment is being contested in good faith). True and correct copies of each Branch Lease and each material Personal Property Lease have heretofore been made available to Purchaser.

5.6 Litigation and Undisclosed Liabilities. Except as set forth in Schedule 5.6, there are no material actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Seller's knowledge, threatened in writing against Seller, any of the Branches or the Assets. Except as set forth in Schedule 5.6, there are no obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Seller's knowledge, facts or circumstances that would reasonably be expected to result in any claims against or obligations or liabilities of Seller that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.7 Regulatory Matters. (a) Except as previously disclosed in writing to Purchaser, there are no pending or, to Seller's knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval.

(c) Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Seller been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.8 Compliance with Laws. The business of the Branches and the Commercial Banking Group has been conducted in compliance with all federal, state and local laws, regulations and ordinances applicable thereto, except for any failures to comply that would not, individually or in the aggregate, result in a Material Adverse Effect.

5.9 Loans. (a) Subject to Section 7.3 and the exclusion of all Excluded Loans, an accurate list of the Loans as of the date or dates set forth on Schedule 1.1
(e) is set forth on the schedules or magnetic media delivered to Purchaser on or before the date hereof. Such magnetic media will be updated to include an accurate list of the Loans as of the Closing Date and delivered to Purchaser together with a hard copy printout thereof as soon as is reasonably practicable after the Closing Date. With respect to each Loan (other than Overdraft Loans):

         (i) Such Loan was solicited and originated in material compliance with all applicable requirements of federal, state, and local laws and regulations in effect at the time of such solicitation and origination; and there was no fraud on the part of the Seller with respect to the origination of any Loan;

         (ii) Each note evidencing a Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid and legally binding obligation of the obligor thereunder enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (iii) The collateral for each secured Loan is (A) the collateral described in the related Loan Documents and (B) subject to a valid, enforceable and perfected lien;

         (iv) To Seller's knowledge, no claims or defenses to the enforcement of such Loan have been asserted and Seller is aware of no acts or omissions that would give rise to any claim or right of rescission, setoff, counterclaim or defense by a borrower, obligor, guarantor or any other person obligated to perform under any related Loan Documents;

         (v) As of the Closing Date, to Seller's knowledge, no obligor on such Loan is the subject of any proceeding in bankruptcy;

         (vi) Such Loan was made substantially in accordance with Seller's standard underwriting and documentation guidelines, which are generally consistent with prudent and customary industry standards, as in effect at the time of its origination and has been administered substantially in accordance with the Loan Documents and Seller's standard loan servicing procedures, which are generally consistent with prudent and customary industry standards, as in effect from time to time;

         (vii) All information provided hereunder pertaining to such Loan is a true and correct reflection of Sellers' records regarding such Loan in all material respects;

         (viii) Each Loan was made in compliance with all applicable usury laws;

         (ix) Immediately prior to the Closing the Seller will be the sole owner of each Loan, free and clear of any Encumbrance; and

         (x) The terms of the notes or the mortgages have not been altered, modified or waived in any material respect, except by a written instrument contained in the Loan Documents.

(b) With respect to the Overdraft Loans, each:

         (i) has been administered in compliance in all material respects with all applicable laws;

         (ii) is a valid and legally binding obligation of the borrower enforceable against the borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

         (iii) is not subject to any valid defense, counterclaim or set-off of any kind.

(c) The security interest in the Deposit account securing each Deposit-Related Loan is a legal, valid and binding obligation enforceable against the obligor subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(d) From the date hereof through the Closing Date, Seller shall have adhered to a policy regarding the extension of terms on consumer loans consistent with past practice, and Seller shall have adhered to and applied its existing loan risk rating system in connection with the Loans consistent with past practice.

(e) Except for home equity loans, a title insurance policy is in effect for each Loan secured by real property except as documented in the related Loan Documents or other Records, and Seller is the sole owner of each such loan, except for such participations as are documented in the related Loan documents or other Records.

(f) With respect to each Loan that is a home equity Loan, except as documented in the related Loan Documents or other Records:

         (i)      The maximum original term on such Loan is three hundred sixty
                  (360) months;

         (ii) No part of the property which is security for such Loan has been released;

         (iii) The transfer and assignment of such Loan and Loan Documents pertaining thereto will be in compliance with applicable law and regulations;

         (iv) A title insurance policy is in effect for any such Loan with an original principal amount in excess of $250,000; and

         (v)      Such Loan is secured by a valid first, second or third lien.

5.10 Records. The Records respecting the operations of the Branches, the Commercial Banking Group and the Assets and Liabilities accurately reflect in all material respects as of their respective dates the net book value of the Assets and Liabilities being transferred to Purchaser hereunder. The Records include all information reasonably necessary to service the Deposits and Loans on an ongoing basis, and to otherwise operate the business being acquired under this Agreement in substantially the manner currently operated by Seller.

5.11 Title to Assets. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will acquire good and marketable title to all of the Assets (other than the Owned Real Estate which shall be subject to the representations set forth in Section 5.14), free and clear of any Encumbrances.

5.12 Deposits. Except as set forth in Schedule 5.12, all of the Deposit accounts have been administered and originated, in compliance with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC up to the current applicable maximum limits, and no action is pending or, to Seller's knowledge, threatened by the FDIC with respect to the termination of such insurance.

5.13 Environmental Laws; Hazardous Substances. Except as disclosed on Schedule 5.13, each parcel of Real Property:

         (i) is and has been operated by Seller in compliance with all applicable Environmental Laws;

         (ii) is not the subject of any written notice from any governmental authority or other person alleging the violation of or liability under, any applicable Environmental Laws;

         (iii) is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

         (iv) to Seller's knowledge, has not been used for the disposal of Hazardous Substances and does not contain any Hazardous Substances in violation of any applicable Environmental Law; and

         (v) to Seller's knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws.

For purposes of clauses (i) - (iii), with respect to the parcels which are subject to Branch Leases that are not associated with ground leases, such representation is made to the knowledge of Seller.

5.14 Title to the Owned Real Property; Liens and Permitted Encumbrances. Seller has a valid and indefeasible ownership interest in all of the Owned Real Property, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or other charges, except for the Permitted Encumbrances. In addition, Seller will cause any and all such mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges that are not Permitted Encumbrances to be paid in full or otherwise discharged with the proceeds of the sale contemplated by this Agreement.

5.15 Brokers' Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders' fees in connection with the transactions contemplated by this Agreement.

5.16 Taxes. Seller has no currently due but unpaid taxes and Seller is not aware of any other unpaid taxes which may result in liens being placed on the Assets, Loans or the Deposits.

5.17 Financial Information. The financial information supplied by Seller to Purchaser reflects the true and accurate net book value of the Loans and the Personal Property in accordance with generally accepted accounting principles consistently applied.

5.18 Defects. To Seller's knowledge (i) there are no material defects in the Improvements and no material repairs or replacements are required to or of the electrical, heating or other major operational systems in the Improvements on the Owned Real Property; (ii) Seller has not received written notice from any governmental authority, insurance company, or other board of fire underwriters or other body exercising similar functions with respect to the need for any material repairs to or replacements of any of the Improvements. Seller acknowledges and agrees and warrants that all electrical, heating and other major operational systems in the Improvements on the Owned Real Property shall be in working order at Closing.

5.19 Fraud. There is no action, suit, proceeding pending before any court, or arbitrator or any governmental body, agency or official, or any investigation pending by Seller or any third party, nor to Seller's knowledge is any such action, suit, proceeding or investigation threatened or contemplated, with respect to any of the Deposits as to fraud, kiting or similar matters.

5.20 Limitations on Representations and Warranties. Notwithstanding anything to the contrary contained herein, Seller makes no representations or warranties to Purchaser in this Agreement or in any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby:

(a) As to whether, or the length of time during which, any accounts will be maintained by the depositors at the Branches after the Closing Date; or

(b) Except to the extent otherwise set forth in this Agreement, as to the creditworthiness, credit history or financial condition of any obligor.

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, on the date hereof and again at Closing, as follows:

6.1 Corporate Organization and Authority. Purchaser is a national banking association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3 Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4 Regulatory Matters. (a) Except as previously disclosed in writing to Seller, there are no pending or, to Purchaser's knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval or impose a Burdensome Condition.

(c) Purchaser is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(d) Purchaser is (i) at least "adequately capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser. Certain affiliated companies with an ownership interest in Purchaser will provide additional capital to Purchaser prior to Closing of the P&A Transaction and as required in order to secure Regulatory Approval. After that capital is provided, Purchaser will be, on a pro forma basis giving effect to the P&A Transaction, (i) at least "adequately capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including, without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches.

(e) Purchaser has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

(f) Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5 Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings that have a reasonable likelihood of an adverse determination pending or, to Purchaser's knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6 Operation of the Branches. Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7 Financing Available. Purchaser will have as of the Closing Date available sufficient cash or financing pursuant to binding agreements or commitments to fund the P&A Transaction. Except for the funding to be provided by certain affiliates of Purchaser as referenced in Section 6.4, Purchaser's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.8 Brokers' Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.9 Lending Limit. As of December 31, 2000, Purchaser's legal lending limit is at least $9,700,000, and, on the Closing Date, shall not be less than $13,500,000.

                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

7.1 Activity in the Ordinary Course. Until the Closing Date, except as may be required in connection with the Merger or as contemplated hereby, (a) Seller shall conduct the business of the Branches (including, without limitation, filling open positions at the Branches but excluding job posting in the Branches for open positions at other offices of Seller or its Affiliates) in the ordinary and usual course of business consistent with past practice and (b) Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

         (i) Increase or agree to increase the salary, remuneration or compensation of any Branch Employee other than in accordance with Seller's existing customary policies generally applicable to employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any Branch Employee other than regular bonuses granted in the ordinary course of Seller's business (which bonuses, to the extent they constitute stay bonuses, in any event, shall be the responsibility of Seller), or transfer any Branch Employee to another branch or office of Seller or any of its Affiliates;

         (ii) Offer interest rates or terms on any category of deposits at a Branch except as determined in a manner materially consistent with Seller's practice with respect to its branches which are not being sold;

         (iii) Transfer to or from any Branch to or from any of Seller's other operations or branches any material Assets or any Deposits, except (A) in the ordinary course of business or as contemplated by this Agreement, (B) upon the unsolicited request of a depositor or customer, or (C) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

         (iv) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets existing on the date hereof, except in the ordinary course of business consistent with past practice;

         (v) Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Loan;

         (vi) Make or agree to make any material improvements to the Owned Real Property, except with respect to commitments for such made on or before the date of this Agreement and set forth on
                  Schedule 7.1(a)(vi) and normal maintenance or refurbishing purchased or made in the ordinary course of business;

         (vii) File any application or give any notice to relocate or close any Branch or relocate or close any Branch;

         (viii) Amend, terminate or extend in any material respect any Branch Lease or Tenant Lease; PROVIDED, HOWEVER, Seller may extend any Branch Lease or Tenant Lease if, in its reasonable business judgment, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation;

         (ix) Except as permitted by this Section 7.1, knowingly take, or knowingly permit its Affiliates to take, any action (A) impairing Purchaser's rights in any Deposit or Asset, (B) impairing in any way the ability of Purchaser to collect upon any Loan, or (C) except in the ordinary course of servicing, waiving any material right, whether in equity or at law, that it has with respect to any Loan; or

         (x) Extend credit otherwise then in accordance with its existing lending policies and credit authorities; provided, however, that the Seller may also make any such loan in the event that
                  (A) the Seller has delivered to Purchaser or its designated representative a notice of its intention to make such loan and such information as Purchaser or its designated representative shall require in respect thereof and (B) the Purchaser or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within one (1) business day following the delivery to Purchaser or its designated representative of the notice and information as aforesaid.

         (xi) Make any contract, commitment or renew any contract or commitment related to any of the Branches in an amount where payments would exceed $100,000 or which exceeds twelve (12) months.

         (xii) Agree with, or commit to, any person to do any of the things described in clauses (i) through (ix) except as contemplated hereby.

7.2 Access and Confidentiality. (a) Until the Closing Date, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access to the properties, books, records, contracts, documents, files (including Loan files) and other information of or relating to the Assets and Liabilities. Purchaser and Seller each will identify to the other, within ten
(10) calendar days after the date hereof, a selected group of their respective salaried personnel that shall constitute a "transition group" and will be available to Seller and Purchaser, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Purchaser's investigation of matters relating to the Assets and Liabilities. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Seller's records with respect to the Branches with Seller's records for its other branches and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches, and the Commercial Banking Group and such other offsite operational facilities as may be reasonably necessary for the orderly transfer of the business operations of the Branches and the Commercial Banking Group. Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Seller's business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller or any employee of Seller or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless necessary to discharge obligations pursuant to Section
7.3 or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no action of such party or its Affiliates or (iii) later lawfully acquired from other sources by the party to which it was furnished which sources do not have a duty of confidentiality to the other party), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

7.3 Regulatory Approvals. (a) As soon as practicable and in no event later than twenty (20) calendar days after the date of this Agreement, and assuming the full and timely cooperation and assistance of Seller, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser shall use reasonable efforts to obtain each such approval as promptly as reasonably practicable and, to the extent best possible, in order to permit the Closing to occur not later than 180 calendar days following the Merger. Seller will use reasonable best efforts to cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or reasonable commitments which may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. Purchaser also agrees to furnish any reasonable undertaking or reasonable commitment, at no additional out of pocket cost to Purchaser, that may be required in order for Firstar or USB to obtain the Merger Approval. If any regulatory authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any Regulatory Approval or the Merger Approvals, the parties hereto will negotiate in good faith to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld. In addition, and subject to the foregoing, Seller may be required to convey to Purchaser certain additional relationships, such as relationships of Branch or Commercial Banking Group customers who also have other loan or deposit relationships with Seller at other branches. For example, loans associated with checking accounts or depository relationships at more than one branch of Seller may be required to be be assigned to the branch, which may be a Branch, where the borrower has the largest aggregate deposit balance. Seller will complete its analysis of any such "split" relationships within fourteen (14) days hereof, and provide such analysis to Purchaser. Subject to the terms hereof, such "split" relationships that belong to customers of the Branches, along with such customers, shall be conveyed to Purchaser, and such "split" relationships that belong to customers of other branches, along with such customers, will remain with Seller. The schedules associated with this Agreement shall be adjusted, by mutual agreement of Seller and Purchaser, accordingly.

7.4 Consents. Seller agrees to use reasonable efforts (such efforts not to include making payments to third parties) to obtain from lessors and any other parties to any Branch Leases any required consents to the assignment of the Branch Leases to Purchaser on the Closing Date; PROVIDED, HOWEVER, the Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the use of its reasonable efforts to obtain any such required consents. If any such required consent cannot be obtained, notwithstanding any other provision hereof, the Assets and Liabilities associated with the subject Branch, other than any such Branch Lease as to which consent cannot be obtained, shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller shall use reasonable efforts (such efforts not to include making payments to third parties) to make alternative arrangements reasonably satisfactory to Purchaser. In such event, Seller shall not be obligated to deliver physical possession of the subject Branch or Personal Property to Purchaser at the Closing. The terms of this Section 7.4 shall not limit Seller's obligations pursuant to Section 2.3(f).

7.5 Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b) Following the Closing, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets.

(c) Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including, but not limited to, that portion of any IRS "B" tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d) The costs incurred by a party in performing its obligations to the other (x) under Sections 7.5(a) and (c) shall be borne by the initial recipient and (y) otherwise under this Section 7.5 shall be borne by Purchaser.

7.6 Solicitation of Accounts. (a) Until the Closing Date and for an additional twelve (12) months following the Closing Date, Seller agrees that it will not solicit deposits or loans (but may solicit mutual fund purchases or other investment products or other business) from or to persons or entities who were depositors or borrowers at or assigned to the Branches or the Commercial Banking Group on the date hereof with respect to Deposits by personal contact, by telephone, by facsimile, by mail or other similar solicitation, or in any other way, except for general solicitations and solicitations that are not directed specifically to persons or entities who were depositors of the Branches or the Commercial Banking Group on the date hereof; PROVIDED, HOWEVER, that Seller may solicit major or statewide depositors (such as, for example, a company with more than one location or the state government or any agency or instrumentality thereof) without restriction hereunder, and general, non-targeted solicitations that may accompany mailings to persons or entities who remain customers of the Seller in some capacity (such as credit card customers) and who are also depositors of the Branches or the Commercial Banking Group shall be permitted.

(b) Prior to the Closing Date, Purchaser agrees that it will not attempt to directly solicit Branch customers through advertising or transact its business in a way which would induce such Branch customers to close any account and open accounts directly with Purchaser or would otherwise result in a transfer of all or a portion of an existing account from Seller to Purchaser or its Affiliates. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at such Branch customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with such Branch customers through other branch offices of Purchaser, (iii) respond to unsolicited inquiries by such Branch customers with respect to banking or other financial services, (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof and (v) within 30 days prior to the

Closing Date, work with the Commercial Banking Group customers as necessary to effectively convert and transfer their accounts, services and products to those of the Purchaser.

7.7 Insurance. Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing Date. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to repair or replace, and Seller agrees to repair or replace the damaged or destroyed property, or require Seller to deliver, and Seller agrees to deliver, to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8 Servicing Prior to Closing Date. With respect to the Loans, from the date hereof until the Closing Date, Seller shall provide servicing of such Loans that is in the aggregate generally consistent with customary prudent industry servicing standards of service of such loans. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not (a) except as required by law or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any claims of any kind or character with respect to the Loans; or (c) amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

7.9 Maintenance of Records. Through the Closing Date, Seller will maintain the Records relating to the Assets and Liabilities in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Purchaser may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer.

7.10 Furnitures, Fixtures and Equipment. As of February 28, 2001 and the Closing Date, the Seller shall provide a true and accurate schedule of the Personal Property for each of the Branches transferred hereunder. Such Schedule shall specify the net book value of each item shown on the financial records of the Seller as of the Closing Date.

7.11 Advice of Changes. Between the date hereof and the Closing Date Seller shall promptly advise Purchaser in writing of any fact which, if existing or known as of the date hereof, would have made any of the representations of Seller contained herein untrue in any material respect.

7.12 Deposit Listing. Subject to Section 7.3, an accurate list of the Deposits as of the date or dates set forth on Schedule 1.1 (e) is set forth on Schedule
1.1 (e), and magnetic media or hard copy print outs have been delivered to Purchaser on or before the date hereof reflecting such Deposits. Such magnetic media will be updated to include an accurate list of the Deposits within fourteen (14) days hereof. Such magnetic media will again be updated to include an accurate list of the Deposits of the Closing Date and delivered to Purchaser together with a hard copy printout thereof at Seller's data processing center located in Milwaukee, Wisconsin as soon as is reasonably practicable after the Closing Date.

                                    ARTICLE 8

                           TAXES AND EMPLOYEE BENEFITS

8.1 Tax Representations. Seller represents and warrants to Purchaser as follows:

(a) Except as set forth in Schedule 8.1, all material Tax Returns with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof or the operation of the Branches, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, said Tax Returns have been correctly and accurately prepared, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.

(b) With respect to the Deposits, Seller is in compliance in all material respects with the Code and regulations thereunder relative to obtaining from depositors of the Deposits executed IRS Forms W-8 and W-9.

8.2 Proration of Taxes. Except as otherwise agreed to by the parties, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended at 11:59 p.m. Central Standard Time on the Closing Date; provided, however, with respect to real estate taxes, the tax to be pro rated shall be the real estate tax payable in calendar year 2001 which shall be prorated based upon the number of days in the calendar year 2001 Seller and Purchaser each will occupy the real property.

8.3 Sales and Transfer Taxes. All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the P&A Transaction shall be paid by Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any such taxes.

8.4 Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits for which Seller has not received a properly completed Form W-8 or W-9 (or a substitute form meeting applicable requirements) or on which Seller is back-up withholding as of the Closing Date.

8.5 Like Kind Exchange. Purchaser acknowledges that the Seller may desire to complete one or more like kind exchanges (including transactions which are intended to qualify under Section

1031 of the Code). If requested by Seller, Purchaser shall cooperate to the extent reasonably necessary in order to accomplish such like kind exchanges and shall execute all documents and provide all consents reasonably necessary to complete such like kind exchanges including, without limitation, an amendment to or an assignment of this Agreement; provided, however, that (a) Purchaser's obligations under this Agreement shall not be increased, (b) Seller's representations, warranties, covenants and obligations under this Agreement shall continue in full force and effect and (c) the total Purchase Price will not change as a result of this assignment.

8.6 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches;

(b) Provide timely notice to the other in writing of any pending or proposed tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any tax audit or information request) or tax assessments with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches for taxable periods for which the other may have a liability under this Article 8; and

(c) The party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.7 Transferred Employees. (a) No later than three days after the date hereof, Seller will deliver to Purchaser a list of all Branch Employees by name, date of hire and position, as of the most recent practicable date. Seller shall not release any other personnel information without having first obtained the written consent of the respective Branch Employee. Purchaser may, at its discretion and subject to Section 8.7(b), interview any and all Branch Employees provided that such interviews do not materially disrupt the business of the Branches. Purchaser shall make employment available to all Branch Employees on the Closing Date upon the terms and conditions described below. On and after the Closing Date, Branch Employees employed by Purchaser shall be defined as "Transferred Employees" for purposes of this Agreement. Subject to the provisions of this Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly-situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(a) Purchaser may interview Branch Employees during normal working hours. Purchaser shall be solely responsible for any activity in connection with interviewing Branch Employees. Purchaser shall indemnify and hold Seller harmless from and against any claim, liability, loss, costs or expenses, including reasonable attorneys' fees, resulting or arising from Purchaser's acts or omissions in connection with such interviews.

(b) Each Transferred Employee shall be offered employment with Purchaser subject to the following terms and conditions:

         (i) Base salary shall be at least equivalent to the rate of base salary paid by Seller to such Transferred Employee as of the close of business on the Business Day prior to the Closing Date.

         (ii) Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable than those provided to similarly situated employees of Purchaser. Purchaser shall provide each Transferred Employee with credit for such Transferred Employee's period of service with Seller (including any service credited from predecessors by merger or acquisition to Seller) towards the calculation of eligibility and vesting for such purposes as vacation, severance and other benefits and participation and vesting in Purchaser's qualified profit sharing 401(k) plans, as such plans may exist (but, except as set forth in subparagraph (v) below and for vacation, not for purposes of benefit accruals) provided, however, past service of Transferred Employees with Seller will be used only for eligibility and vesting purposes in connection with the Purchasers defined benefit and defined contribution plans.

         (iii) Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of Purchaser, as such plans may exist, on and after the Closing Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees; PROVIDED, HOWEVER, that if Purchaser's relevant health or disability insurance policy or plan has a pre-existing condition limitation and a Transferred Employee's condition is being excluded as a pre-existing condition under Seller's plan as of the Closing Date, Purchaser may treat such condition as a pre-existing condition for the period such condition would have been treated as a pre-existing condition under Seller's plan.

         (iv) With respect to any Transferred Employee on short-term disability or temporary leave of absence, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the Purchaser's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee, and, to the extent practicable, shall be offered by the Purchaser the same or a substantially equivalent position to his or her position with Seller prior to having gone on leave.

         (v) Purchaser shall be responsible for all severance obligations arising out of the termination of any Transferred Employee's employment after the Closing Date in accordance with Purchaser's severance plan, policies and procedures with credit for the period of years of credited service with Seller towards the calculation of benefits; PROVIDED, HOWEVER, if, before the one year anniversary of the Closing Date, any Transferred Employee experiences a reduction in base salary, a worksite relocation of more than 30 miles or a termination of employment by Purchaser for any reason other than cause (as defined generally by Purchaser's personnel policies and procedures), such Transferred Employee shall be entitled to severance pay in an amount at least equivalent to the severance pay the Transferred Employee would have received under Seller's severance plan had such employee been eligible for payments under such plan.

(c) Except as provided herein, Seller shall pay, discharge, and be responsible for (i) all salary and wages, all earned variable pay (including incentives, bonuses and commissions) and all earned but unused vacation or paid-time-off, arising out of employment of the Transferred Employees through the Closing Date, and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller's employee benefit plans and employee programs on or prior to the Closing Date (but not including medical benefits, if any, to Transferred Employees who retire after the Closing Date), including benefits with respect to claims incurred on or prior to the Closing Date but reported after the Closing Date. After the Closing Date, Purchaser shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by Purchaser after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred after the Closing Date. Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred.

(d) To the extent permitted under Purchaser's 401(k) plan, Seller and Purchaser shall cooperate in arranging for the transfer to Purchaser's 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies sections 414(1) and 411(d)(6) of the Code, of those accounts held under Seller's 401(k) plan on behalf of Transferred Employees, subject to receipt of any necessary consents and approvals of the Transferred Employees. At or prior to the Closing, Seller shall make all necessary matching contributions to Seller's 401(k) Plan on behalf of the Transferred Employees for the calendar year 2000. Seller will be required to accrue a liability for the 2001 401(k) matching contribution on behalf of the Transferred Employees for that portion of 2001 preceding the Closing Date.

(e) For a period of twenty-four (24) months following the Closing Date, Seller and its Affiliates will not directly solicit (other than general solicitation through newspapers or other media of general circulation) any Transferred Employee to again become an employee of Seller or hire any such Transferred Employee for a position at any office of Seller or such Affiliate located in the State of Minnesota; PROVIDED, HOWEVER, that Seller shall not be prohibited from hiring a Transferred Employee or who initially approaches Seller without encouragement or solicitation by Seller.

8.8 Branch Employee Representations. (a) Seller represents and warrants to Purchaser as follows:

         (i) None of the Branch Employees are represented by any labor union;

         (ii) Seller is not a party to any individual contract, written or oral, express or implied, for the employment of any Branch Employee, and Seller is not subject to any collective bargaining arrangement with respect to any Branch Employee;

         (iii) Except for stay bonuses, if any, as disclosed to Purchaser by Seller in writing no later than fourteen (14) days from the date hereof, Seller has not entered into any individual agreement or otherwise made any individual commitment to any Branch Employee with respect to continued employment with Purchaser; and

         (iv) There are no pending or to Seller's knowledge threatened litigation by any Branch Employee against the Seller.


                                    ARTICLE 9

                              CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated; provided, however, that no Regulatory Approval shall have imposed any condition or requirement (a "Burdensome Condition") that would result in any Material Adverse Effect>.

(b) Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order") which is in effect and which prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties; Covenants. The representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the Closing Date (except that representations and warranties as of a specified date need be true and correct only as of such date); PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c), such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to "materiality" or "Material Adverse Effect") do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Seller. Each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects. Purchaser shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the President or any Executive Vice President of Seller.

(d) Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect on Seller.

9.2 Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a) Regulatory Approvals. All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b) Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects as of the Closing Date (except that representations and warranties as of a specific date need be true in all material respects only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties (except for Sections 6.7 and 6.8, which shall be true and correct as of the Closing as written) shall be deemed to be true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to "materiality" or "Material Adverse Effect") do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chairman, Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser. Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects. Seller shall have received at Closing a certificate to that effect dated as of such Closing Date and executed by the Chairman, Chief Executive Officer, Chief Financial Officer, President or any Executive Vice President of Purchaser.

(d) Consummation of the Merger. The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

                                   ARTICLE 10

                                   TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) By the mutual written agreement of Purchaser and Seller;

(b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party and which, in the case of a breach of a representation or warranty, would if occurring or continuing on the Closing Date permit the terminating party not to consummate the P&A Transaction under the standard set forth in Section 9.1(c) or 9.2(c), as applicable; provided, however, that termination pursuant to this Section 10.1(b) shall not relieve the breaching party of liability arising out of or related to such breach;

(c) By Seller or Purchaser, in the event the Closing has not occurred within 180 calendar days following the consummation of Merger, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate;

(d) By Seller or Purchaser if the Merger Agreement shall have been terminated pursuant thereto and the Merger abandoned;

(e) By Seller or Purchaser at any time after the denial or revocation of any Regulatory Approval; or

(f) By Seller if, at any time prior to the Closing Date, an appropriate official of any governmental agency or authority whose consent, approval or authorization is required in order for Purchaser to consummate the transactions contemplated hereby shall have advised in writing that such authority will not grant such consent, approval or authorization, or where there shall be in effect any Order, or if there shall exist any proceeding which, in Seller's reasonable judgment, would result in an Order, in each case having the effect set forth in Section 9.1(b); provided, however, that Purchaser shall have fifteen (15) calendar days following receipt of notice from Seller to remedy any such situation or to provide assurances reasonably acceptable to Seller that such situation will be remedied by the Closing Date.

10.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b) and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 11

                                 INDEMNIFICATION

11.1 Indemnification. (a) Subject to Sections 11.4 and 12.1, Seller shall indemnify and hold harmless Purchaser and any person directly or indirectly controlling Purchaser from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to the following (or any allegation by a third party of the following):

         (i) any breach of any representation or warranty (excluding the representations and warranties contained in Section 5.9, the sole and exclusive remedy for breach of which is set forth in
                  Section 11.4) made by Seller in this Agreement;

         (ii) any material breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

         (iii) any claim, penalty asserted, liability, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or, except as otherwise expressly set forth herein, occurrences on or prior to the Closing Date, relating in any such case to the operation of the Branches, the Commercial Banking Group, the Real Property, the Assets or the Liabilities; or

         (iv) any liability, obligation or duty of Seller that is not a Liability.

(b) Subject to Section 12.1, Purchaser shall indemnify and hold harmless Seller and any person directly or indirectly controlling Seller from and against any and all Losses which Seller may suffer, incur or sustain arising out of the following (or any allegation by a third party of the following):

         (i) any breach of any representation or warranty made by Purchaser in this Agreement;

         (ii) any material breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;

         (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser after the Closing Date, relating in any such case to the operation of the Branches, the Real Property or the Assets;

         (iv)     effective after the Closing Date, the Liabilities.

(c) To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that in no event shall notice of original claim for indemnification under this Agreement be given later than the expiration of one (1) year from the Closing Date (excluding only claims for indemnification under Sections 11.1(a)(iii) (which notice shall be given no later than the expiration of two (2) years from the Closing Date), and Sections 11.1(a)(iv), 11.1(b)(iii) and 11.1(b)(iv), or a claim for indemnification under 11.1(a)(i) resulting from a breach of the representations set forth in Sections
5.11 and 5.14, which may be given at any time. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

(d) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within sixty (60) calendar days after receiving written notice of the claim or liability in accordance with Section 11.1(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than sixty (60) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

(e) Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under this Section 11.1 for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $250,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $250,000; provided, however, that the aggregate amount of indemnification payments payable pursuant to this Section 11.1, other than in respect of Sections 11.1(a)(iv), 11.1(b)(iii) and 11.1(b)(iv), shall not exceed $3,000,000. An indemnifying party shall not be liable under this Section 11.1 for any settlement effected, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

11.2 Exclusivity. After the Closing, Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided, however, that Section 11.4 shall be Purchaser's sole and exclusive remedy for any breach of Seller's representations or warranties under Section 5.9.

11.3 AS-IS Sale; Waiver of Warranties. Except as set forth in this Agreement, including, without limitation, Article 5 and Sections 8.1 and 8.8, Purchaser acknowledges that the Assets and Liabilities are being sold and accepted on an "AS-IS-WHERE-IS" basis, and are being accepted without any representation or warranty. As part of Purchaser's agreement to purchase and accept the Assets and Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND LIABILITIES

INCLUDING, BUT NOT LIMITED TO, THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ARTICLE 5 AND SECTIONS 8.1 AND 8.8. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE SET FORTH IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION ARTICLE 5 AND SECTIONS 8.1 AND 8.8), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

11.4 Loans. (a) Notwithstanding anything to the contrary contained in this Agreement, subject to Section 11.2, in order for Purchaser to claim a breach of a representation or warranty of Seller under Section 5.9, Purchaser shall deliver to Seller, within sixty (60) calendar days following Purchaser's discovery of such breach but in no event later than three hundred sixty five
(365) days following the later of (i) the delivery to Purchaser of the Loan Documents, or (ii) the Closing Date, a certificate (a "Certificate of Defective Loan"), setting forth the identity of the affected Loan, the exact nature of such claimed breach, the subsection or subsections of Section 5.9, under which such breach is claimed and reasonable evidence of the existence of such breach.

(b) If Purchaser delivers a Certificate of Defective Loan to Seller, Seller shall have the option, in its sole and absolute discretion, to correct or cure such breach with respect to such affected Loan within ninety (90) calendar days following receipt of the Notice (the "Cure Period") or to repurchase any such affected Loan on a whole loan servicing-released basis within sixty (60) calendar days following the receipt of the Notice for an amount equal to the Loan Value thereof as of the date of repurchase (the "Repurchase Price"). If Seller elects to attempt to cure or correct any material breach with respect to any Loan but fails to cure or correct such material breach on or before the expiration of the Cure Period, then Seller shall repurchase such Loan on a whole loan servicing-released basis within thirty (30) calendar days following the expiration of the Cure Period for the Repurchase Price, subject to Section 11.4(d)).

(c) In connection with any repurchase of a Loan by Seller pursuant to this
Section 11.4, and as a condition to the payment by Seller to Purchaser of the Repurchase Price thereof, Purchaser shall deliver to Seller all Loan Documents with respect to such Loan previously delivered to Purchaser pursuant to this Agreement, and each document that constitutes a part of the Loan Documents which was endorsed or assigned to Purchaser shall be endorsed or assigned to Seller in the same manner as the Loans were originally endorsed or assigned by Seller under this Agreement.

(d) Notwithstanding anything to the contrary contained herein, Seller shall have no obligation hereunder to correct or cure any material breach or to repurchase any Loan pursuant to this Section 11.4, if after the Closing Date, (i) Purchaser or its permitted assignee is not the owner of such Loan or does not have the full right to sell and assign such Loan hereunder (it being understood that the rights under this Section 11.4 shall not survive any sale, conveyance, assignment or transfer of the subject Loan by Purchaser to an unaffiliated third party), unless such lack of ownership or right to sell and assign is attributable to Seller's breach hereof; (ii) any lien, pledge, charge or security interest of any nature exists with respect to such Loan as of the time of repurchase; (iii) the related security interests or mortgages, if any, have been waived, modified, altered, satisfied, canceled, rescinded or subordinated in any respect, or the related collateral has been released from its obligations under such security interests or mortgages, in whole or in part, in a manner which materially interferes with the benefits of the security intended to be provided by such mortgages or the use, enjoyment, value or marketability of such collateral for the purposes specified in such mortgages; or (iv) Purchaser has otherwise materially altered, amended or modified the terms of such Loan (other than a renewal in the ordinary course of business). Further, Purchaser shall be responsible for any losses or liabilities to the extent caused by its own errors or omissions in the administration of any such Loan from the date of Closing until the date it is repurchased.

                                   ARTICLE 12

                              ENVIRONMENTAL MATTERS

12.1 Environmental Matters. (a) Purchaser shall purchase at its expense Phase I environmental site assessments for all Owned Real Property and asbestos surveys for all Real Property except for Real Property where the improvements have been completed after December 31, 1978 to Purchaser within twenty (20) calendar days of the date of this Agreement by consultant acceptable to Purchaser using ASTM Standard 1527-00. Seller shall cause the consultants who prepared the Phase I environmental site assessments and/or the asbestos reports to certify that Purchaser may rely upon such reports, and the information, conclusions and recommendations contained in them, to the same extent as Seller. Such Phase I environmental site assessments for all Owned Real Property have been dated (or supplemented) on or after no earlier than 180 days prior to closing. Purchaser shall have the right but not the obligation, to the same extent that Seller has the right, to conduct at Purchaser's expense such environmental inspections and assessments of real property securing Loans, or additional environmental investigations and assessments of Real Property as Purchaser deems appropriate ("Purchaser's Environmental Investigations"). Seller will pay to Purchaser, at Closing, up to $1500.00 for each such Phase I environmental site assessments and asbestos survey.

(b) If such Phase I site assessments and asbestos surveys and Purchaser's Environmental Investigations reasonably indicate the necessity or desirability of further investigation in Purchaser's sole opinion to determine whether or not an Environmental Hazard or an Asbestos Hazard exists at such Real Property, Purchaser may elect, not later than thirty (30) calendar days after receipt by Purchaser of the Phase I site assessment and asbestos surveys, to have an environmental consultant reasonably acceptable to Seller (the "Environmental Consultant"), to the extent reasonable and appropriate, conduct Phase II environmental site assessments and additional asbestos surveys, the cost of which shall be paid by Purchaser. Any such further investigation or testing shall be conducted in such a manner so as not to unreasonably interfere with the normal operation of the Branch(es) involved. All such Phase II environmental site assessments and additional asbestos surveys shall be treated as information subject to Section 7.2(b) and shall be completed not more than sixty (60) calendar days after the signing of this Agreement.

(c) In the event that the Environmental Consultant has discovered, or the Phase I site assessments or asbestos reports provided by Seller or Purchaser's Environmental Investigations indicate, an Environmental Hazard, and/or Asbestos Hazard, or any actual or potential violation of Environmental Laws at any single parcel of Real Property, the remediation of or response to which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of Seller, or Purchaser should it acquire such Real Property, and will reasonably be expected to cost $100,000 or more in the aggregate for such single parcel of Real Property, Purchaser shall lease (or sublease, as appropriate) from Seller such single parcel of Real Property pursuant to a Lease Agreement that shall provide as follows:

         (i) Such Lease Agreement shall be for a term of two (2) years, with no obligation or right to renew (it being the intention of Seller that Purchaser locate an alternative branch site during such two years), at a rental equal to a fair market rental value;

         (ii) Seller may sell such Owned Real Property to any person, subject to such Lease Agreement, for any price;

         (iii) During the term of such Lease Agreement, in the event Seller shall deliver to Purchaser a report of qualified environmental engineer or consultant acceptable to Purchaser stating that in the opinion of the Environmental Engineer the Environmental Hazard, and/or Asbestos Hazard or the violation of Environmental Law, at or on any such leased or subleased parcel of Real Property has been remediated or corrected to the extent required under applicable Environmental Laws, with no residual liabilities or obligations or restrictions on development of the Real Property or the Purchaser, Purchaser shall have an option to, as appropriate, (1) purchase such parcel of Real Property at the net book value as of the close of business of the month-end Business Day most recently preceding the Closing Date or (2) assume the primary lease of such Real Property; and

         (iv) Other terms and conditions of the Lease Agreement shall be typical of such branch leases in the market as negotiated between Seller and Purchaser, including indemnification by Seller for any such violation, Environmental Hazard and/or Asbestos Hazard.

If the correction and/or remediation cost is less than $100,000 in the aggregate for any single parcel of Owned Real Property, Purchaser shall acquire such parcel and such cost shall be borne by Purchaser without indemnity or price adjustment under this Agreement.

(d) Purchaser agrees that it and its Environmental Consultant shall conduct any Phase II environmental site assessments or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such site assessment or investigation and the removal of all monitoring wells.


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


(e) Any lease of a parcel of Owned Real Property under Section 12.1(c) shall in no way affect the transfer of any Assets or Liabilities, other than such parcel of Owned Real Property, to the Purchaser at the Closing.

(f) In the event that the Environmental Consultant has discovered, or Purchaser's Environmental Investigations indicate Environmental Hazards or actual or potential violations of applicable Environmental Laws in connection with real property securing Loans, Seller agrees that the Loan Value of any such Loan shall be reduced by the lessor of (1) the estimated costs associated with investigation, remediating, monitoring, or correcting such matters, or (2) the outstanding balance of the Loan or indebtedness secured by such property.

                                   ARTICLE 13

                                  MISCELLANEOUS

13.1 Survival. (a) The parties' respective representations and warranties contained in this Agreement shall survive until the first anniversary of the Closing Date except for the representations set forth in Sections 5.11 and 5.14 hereof which shall survive the Closing Date and not terminate, and thereafter neither party may claim any Loss in relation to a breach thereof; provided, however, that each of the representations and warranties of Seller set forth in
Section 5.9 insofar as such Section may relate to one or more Loans, shall survive the Closing Date for a period of one (1) year from the date of delivery of the Loan Documents to Purchaser, and thereafter neither party may claim any damage for breach thereof. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly set forth herein.

(b) No claim based on any breach of any representation or warranty (other than a claim based upon a breach of Sections 5.9, 5.11 or 5.14) shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement on or before the date specified in Section 11.1(c).

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 13.2 shall be void. Purchaser further agrees not to sell, transfer or assign any of the Loans prior to the Closing Date.

13.3 Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4 Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall directly or indirectly make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Purchaser and Seller each agree that, without the other party's prior written consent, it shall not release or disclose any


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


of the terms or conditions of the transactions contemplated herein to any other person. Notwithstanding the foregoing, each party may make such public disclosure as, in the opinion of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.

13.5 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:        Firstar Bank, National Association
                     425 Walnut Street
                     Cincinnati, Ohio 45202
                     Attention:  Richard K. Davis
                     Fax:  513-632-4714

With a copy to:      Firstar Corporation
                     425 Walnut Street
                     Cincinnati, Ohio 45202
                     Attention:  Richard J. Hidy, Esq.
                     Fax:  513-632-4714

If to Purchaser:     Bremer Bank, National Association
                     360 Cedar Street
                     St. Paul, Minnesota 55101
                     Attention: Steve Meads
                     Fax:  651-726-6070

With copies to:      Bremer Financial Corporation
                     445 Minnesota Street, Suite 2000
                     St. Paul, Minnesota 55101
                     Attention:  Robert B. Buck
                     Fax:  (651) 312-3550

                     Winthrop & Weinstine, P.A.
                     3000 Dain Rauscher Plaza
                     60 South Sixth Street
                     Minneapolis, Minnesota 55402
                     Attention:  Edward J. Drenttel, Esq.
                     Fax: (612) 347-0600

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.


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


13.6 Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

13.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota.

13.8 Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply.

(b) This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the patties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

13.9 Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

13.12 Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.


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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

                                        Firstar Bank, National Association


                                        By:   /s/ Richard K. Davis
                                           -------------------------------------
                                              Name: Richard K. Davis
                                              Title: Vice Chairman


                                        Bremer Bank, National Association


                                        By:   /s/ Steven W. Meads
                                           -------------------------------------
                                              Name: Steven W. Meads
                                              Title: President

The Otto Bremer Foundation executes this Agreeement solely for the purpose of making the representations set forth in Sections 6.4(d) and 6.7, and shall have no liability or obligation in connection with any of the other terms and conditions of this Agreement.

                                        The Otto Bremer Foundation


                                        By:   /s/ William H. Lipschultz
                                           -------------------------------------
                                              Name:  William H. Lipschultz
                                              Title: Trustee


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


                                LIST OF SCHEDULES

Schedule 1.1(b)         Branches/Real Properties
Schedule 1.1(d)         Excluded Deposits
Schedule 1.1(e)         Other Loans
Schedule 2.1(a)(vii)    Other Assets
Schedule 2.2(a)(v)      Accrued Liabilities
Schedule 2.4(c)         Excluded IRA/Keogh Account Deposits
Schedule 3.5(a)         Form of Deed
Schedule 3.5(b)         Form of Bill of Sale
Schedule 3.5(c)         Form of Assignment and Assumption Agreement
Schedule 3.5(d)         Form of Assignment of Lease and Assumption
Schedule 3.5(e)         Form of Landlord Consent and Estoppel Letter>
Schedule 3.5(g)         Form of Certificate of Officer
Schedule 3.6(d)         Form of Certificate of Officer
Schedule 4.11           Schedule of Processing Fees
Schedule 5.5            Tenant Leases
Schedule 5.6            Litigation/Undisclosed Liabilities
Schedule 5.13           Environmental Matters
Schedule 5.14           Title to the Owned Real Property; Liens and Encumbrances
Schedule 5.16           Deposits - Compliance with Laws and Contracts
Schedule 8.1            Outstanding Tax Liabilities


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